AGREEMENT TO BUILD PEARL CULTIVATION PROJECT

We as the signatories below are:

I. Name : DR. JOSEPH J.U. TAYLOR
Position: Managing Director PT. CENDANA INDOPEARLS
Address: Jln. Sekar Jepun V/21 Denpasar – Bali

This is known as the FIRST PARTY

II. Name : I Wayan Mas Suyasa, SH
Position: Head of Bugbug Custom Village Bugbug Village Karangasem Subdistrict Karangasem Regency Bali
Address: Bugbug Village Karangasem Subdistrict Karangasem Regency Bali acted on behalf and for the community of Bugbug Village Karangasem Subdistrict Karangasem Regency Bali

This is known as the SECOND PARTY

Both parties are agreed to cooperate with the following certainties below:

Article 1

Pearl Cultivation will be built by the First Party in the location of Pasih Kelod Bugbug Village Karangasem Subdistrict, Karangasem Regency, in Bali Province.

Article 2

a. The First Party uses land area that belongs to Bugbug Custom Village with 20 (twenty) are width or equal to 2000 (two thousand) square meters and also uses sea area in the region of Bugbug Village, Karangasem Subdistrict, Karangasem Regency, in Bali Province.
b. The sea area lays between 3 coordinate points, 500 meter radius with details as follow:
   A. 08°.31.48 South - 115°.35.23 East
   B. 08°.31.10 South - 115°.35.61 East
   C. 08°.30.80 South - 115°.36.10 East
c. The Local Government of Karangasem Regency determines the acreage area that allows to be used.

Article 3

The land area mentioned in the Article 2 will be used by the First Party for the next 30 years counted since the 01st July 2005 until 01st July 2035.

Article 4

Upon using the land area for the period of time mentioned in the Article 3 the First Party pays Rp 60,000,000 (sixty million rupiah) as a donation to the Second Party for village development. This amount only needs to be paid once at the beginning of the project.

Article 5

The First Party provides assistance to Custom Village in the amount of Rp 1,500,000 (one million and five hundred rupiah) every month and in return Custom Village will guarantee a security in the location of Pearl Cultivation which belongs to First Party.

Article 6

The First Party contributes Rp 60,000,000 (sixty million rupiah) upon using the sea area. This amount only needs to be paid once at the beginning of the project development.

Article 7

a. The First Party will donate Rp 10,000,000 (ten million rupiah) to a legitimate social organisation in Bugbug Village called LSKM (Lembaga Social Karma Marga / Social Organisation Karma Marga).
b. The First Party will make a donation at the beginning of project development.
c. This contribution will be fully distributed to LSKM board management

Article 8

If the First Party runs their harvest successfully, they will contribute Rp 50,000 (fifty thousand rupiah) per kilogram pearls that can be sold or exported to Bugbug Custom Village.

Article 9

The First Party is going to donate telecommunication device which is a mobile phone to the Second Party, however the First Party is not responsible of any consumption and usage cost.

Article 10

The First Party agrees to participate in developing the Village. Technique and method of their donation will be coordinated with the Second Party based on a capability and current situation of the First Party at that time.

Article 11

The First Party prioritise to recruit 90% local workers from Bugbug Village Karangasem Subdistrict. The First Party also will employ experience workers or

specialists that come from First Party's project which located outside the region of Bugbug Village.

Article 12

Based on Article 11 of employee recruitment, First Party will ask and coordinate with the Second Party / Head of Custom Village, where the recruit have to agree with the company regulation and needs based on local government service of Manpower (Disnaker) stipulation.

Article 13

a. Scholarship will be given by the First Party every year for two less fortunate local people (a male and a female) from Bugbug Village to continue their study in a Primary / Secondary School.
b. Students receiving scholarship have to be based on Second Party / Head of Custom Village recommendation with stipulation that student must agree and promise to follow school's program seriously.
c. The Second Party agrees to report the progress of those scholar students to the First Party.

Article 14

Environment within sea or land area must be kept clean and preserved by The First Party, and when to form a building structure, it has to be based on Balinese model and concept.

Article 15

The Second Party guarantees First Party security during their business period. In this matter both parties always coordinate and cooperate with neighborhood patrol watch of Bugbug Village.

Article 16

In the future, when there is a third party wish to use and execute their business in the location as mentioned in the Article 2, the Second Party must inform First Party beforehand. An arrangement will be made by the First and Second Party with the conditions that agreed by both at that time.

Article 17

This cooperation will be extended upon agreement of both parties and will be informed approximately 1 year before the due date of the land usage with conditions that agreed by both parties at the time.

Article 18

Based on the principal, Second Party declares to accept cooperation which explained by the First Party above.

The agreed cooperation was made correctly without any force element from other parties and will be used where it has to. Signed by two parties and acknowledged by few apparatus.

Made and signed in: Bugbug Village
Day / Date: 23rd May 2005

FIRST PARTY	SECOND PARTY HEAD OF BUGBUG CUSTOM VILLAGE
/s/ Dr. Joseph JU Taylor	/s/ I Wayan Mas Suyasa, SH
(DR. Joseph JU Taylor)	(I Wayan Mas Suyasa, SH)

Witnesses:

CHIEF OF BUGBUG VILLAGE	BUGBUG CUSTOM VILLAGE PERSONAGE
/s/ I Wayan Mas Astawa	/s/ I Wayan Asih Arnaya
(I Wayan Mas Astawa)	(I Wayan Asih Arnaya)

Acknowledge:

HEAD OF KARANGASEM SUBDISTRICT

/s/ I Nyoman Kuta, BA

I Nyoman Kuta, BA
NIP. 010107046